EXHIBIT 5.1

OPINION OF DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.

December 15, 2009

Energy Composites Corporation
4400 Commerce Drive
Wisconsin Rapids, Wisconsin  54494

Ladies and Gentlemen:

We have acted as counsel to Energy Composites Corporation, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Securities Act”), 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, which are to be issued under the Employee Stock Purchase Plan of the Company (the “Plan”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering the opinion expressed herein.

Based on the foregoing, we are of the opinion that the Shares, when duly issued and delivered in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of Colorado and Nevada and the foregoing opinion is limited to the federal laws of the United States and the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Dill Dill Carr Stonbraker & Hutchings, P.C.